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NEWS RELEASE


FOR IMMEDIATE RELEASE                   For Further Information Contact:
                                        Greg D. Kerley
                                        Senior Vice President and
                                          Chief Financial Officer
                                        (501) 521-1141


                 SOUTHWESTERN ENERGY ANNOUNCES EXECUTIVE CHANGES

     Harold Korell to Assume CEO Responsibilities Effective January 1, 1999;
                     Charles Scharlau to Remain as Chairman

         Fayetteville, Arkansas--October 29, 1998...Southwestern Energy Company (NYSE: SWN) announced today at a scheduled Board meeting that in accordance with the Board of Directors planned succession strategy, Charles E. Scharlau will be succeeded by Harold Korell as Chief Executive Officer of the Company effective January 1, 1999. Mr. Korell was also elected to Southwestern's Board of Directors effective immediately. He has been serving as President and Chief Operating Officer of Southwestern since May of this year.
         Mr. Scharlau will continue as a Director and Chairman of the Board. He will be particularly involved in the Company's efforts to reverse a recent jury verdict adverse to the Company's interest.
         "Harold's knowledge of exploration and natural gas operations combined with his experience, vision and leadership capabilities have been and will continue to be an important asset for the Company," said Mr. Scharlau. "I express appreciation to the shareholders of Southwestern for allowing me the privilege of leading the Company and to its Board of Directors and employees for their support over my many years of service with Southwestern."
         Prior to joining Southwestern, Mr. Korell was Senior Vice President, Operations for American Exploration Company. He has also held management and technical positions at McCormick Resources, Tenneco Oil Company and Mobil Corporation. He received a Professional Degree in Chemical and Petroleum Engineering from the Colorado School of Mines.
         Southwestern Energy Company is an integrated natural gas company engaged in gas and oil exploration and production, natural gas gathering, transmission, and marketing and natural gas distribution.

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